Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Vice President – Finance

(314) 621-0699

Final: For Immediate Release

Investor Contacts:

Integrated Corporate Relations

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR REPORTS 4.1% COMPARABLE STORE SALES INCREASE IN SEPTEMBER 2008

Company Remains On Track To Achieve Improved Operating Results

ST. LOUIS, Mo. October 8, 2008– Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 241 stores open, reported September 2008 sales.

For September, the five-week period ended October 4, 2008, comparable store sales (sales for stores open at least one year or more) increased 4.1%, compared to a decrease of 17.6% for the five-week period ended October 6, 2007. Net sales for the five-week September 2008 period increased 1.6% to $15.2 million, compared to the same period last year.

For the nine-week period ended October 4, 2008, comparable store sales increased 3.7%, compared to a decrease of 16.1% in the nine-week period ended October 6, 2007. Net sales for the nine-week period increased 1.4% to $27.6 million, compared to the comparable nine-week period in 2007.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “We are pleased to continue our positive momentum and report a four percent increase in September comparable store sales. We attribute our performance in a difficult economy to the strong acceptance of our fall fashion with sales accelerating significantly in the second half of the month and improved regular price selling. Our sales were solid across categories with particular strength in dress shoes, boots and branded athletics and based on our upcoming deliveries we expect this favorable trend from the latter part of September to continue for the remainder of the year. As such, we continue to believe we are positioned to achieve improved operating results for the balance of the year. We continue to believe that we have adequate liquidity to execute our business plan and expect to remain in compliance with all of our financial covenants throughout the remainder of fiscal 2008. Please see our recent SEC filings for a detailed discussion of these matters.”

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 240 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS.

FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, INABILITY TO COMPLY WITH NASDAQ LISTING REQUIREMENTS AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORTS ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.